Exhibit 99.1

Register.com Receives Delisting Notice from Nasdaq

NEW YORK, NY – April 7, 2005 – Register.com, Inc. (Nasdaq: RCOM) announced today that on April 5, 2005, it received notice from staff of The Nasdaq Stock Market indicating that the Company's shares of common stock are subject to potential delisting from the Nasdaq National Market for failing to file its Form 10-K for the fiscal year ended December 31, 2004 in a timely fashion, as set forth in Marketplace Rule 4310(c)(14). The notice from Nasdaq also stated that as of the opening of business on April 7, 2005, the trading symbol for Register.com's common stock will be changed from "RCOM" to "RCOME". Receipt of the notice does not result in immediate delisting of the Company's common stock. Register.com issued a press release and filed a Form 8-K with the Securities and Exchange Commission on March 31, 2005 describing the details related to the delay of its Form 10-K filing.

The Nasdaq staff stated in the notice that, unless Register.com requests a hearing before a Nasdaq Listing Qualifications Panel by April 12, 2005, the Company's securities will be delisted from the Nasdaq National Market at the opening of business on April 14, 2005. Register.com expects to make a timely request for a hearing before a Nasdaq Panel to appeal the Nasdaq Staff's determination and to request continued listing. This request will postpone a delisting pending the hearing and a written determination by the Nasdaq Panel. There can be no assurance that the Nasdaq Panel will grant the Company's request for continued listing.

As previously disclosed in its March 31, 2005 Form 8-K, the Company is working to complete and file the 2004 Form 10-K by mid to late April 2005, which would return the Company to compliance with Nasdaq National Market rules. The Company cannot provide any assurances that it will meet this target timeframe. If the Form 10-K is filed within this time period, it is likely to be prior to the Nasdaq Panel hearing.

About Register.com

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With approximately 2.9 million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

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Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, including, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated withy any extraordinary transactions we may pursue, uncertainty regarding the timing of the Company's completion of the audit and filing of its 2004 Form 10-K, uncertainty regarding identification of additional control deficiencies as material weaknesses, uncertainty regarding unforeseen issues encountered in the completion of the financial statements for inclusion in the 2004 Form 10-K, uncertainties regarding the extent to which prior period financial statements will be restated and other factors detailed in our filings with the Securities and Exchange Commission, including the Company's quarterly report on Form 10-Q for the period ended September 30, 2004.

Contacts: Investor Relations Stephanie Marks (212) 798-9169 ir@register.com	Scott Eckstein (212) 798-9185 ir@register.com

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